EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 and related Prospectus of NeoStem, Inc. of our report dated March 31, 2010 (except with respect to the retrospective adjustment of the financial statements for the year ended December 31, 2009 for the final allocation of the purchase price associated with the Erye acquisition discussed in Note 4, as to which the date is April 5, 2011), relating to the consolidated financial statements of NeoStem, Inc. and subsidiaries, which appears herein, and to the reference to us under the heading “Experts” in such Registration Statement and Prospectus.

/s/ HOLTZ RUBENSTEIN REMINICK LLP

Melville, New York
September 2, 2011